Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 31, 2004, with respect to the combined statement of revenue and certain expenses of The Rubenstein Portfolio for the year ended December 31, 2003 included in Brandywine Realty Trust’s Current Report on Form 8-K dated May 5, 2005.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
May 5, 2005